Filed pursuant to Rule 424(b)(3)

Registration No. 333-269683

SIGMA ADDITIVE SOLUTIONS, INC.

Prospectus

1,265,896 Shares of Common Stock Offered by Selling Stockholders

This prospectus relates to the offer and sale from time to time by the selling stockholders of up to 1,265,896 shares of our common stock issuable upon the exercise of outstanding common stock purchase warrants sold and issued by us in an April 2020 private placement described herein (the “Placement Warrants”). The Placement Warrants are currently exercisable for a total of 1,648,302 shares of our common stock, including the shares offered hereby and 382,406 shares issued or issuable upon exercise of the Placement Warrants that are registered for resale by the selling stockholder under the Registration Statement on Form S-3 (Reg. No. 333-239774) on file with the Securities and Exchange Commission. The Placement Warrants are exercisable at any time on or before October 7, 2025 at a current exercise price of $0.58 per share. The exercise price of the Placement Warrants and number of shares issuable upon exercise of the Placement Warrants are subject to anti-dilution adjustments as described in the section titled “Description of Securities – Placement Warrants.” The shares offered hereby became issuable under the Placement Warrants by reason of such anti-dilution adjustments.

For a list of the selling stockholders, please see the section titled “Selling Stockholders.” The selling stockholders may sell the shares from time to time in the principal market on which our common stock is traded at the prevailing market price, in negotiated transactions, or through any other means described in the section titled “Plan of Distribution.” We do not know when or in what amounts the selling stockholders may offer the shares for sale. The selling stockholders may sell some, all or none of the shares offered by this prospectus. The selling stockholders may be deemed to be underwriters within the meaning of the Securities Act of 1933, as amended, of the shares that they are offering. We will pay the expenses of registering the shares. We will not receive any proceeds from the sale of the shares by the selling stockholders. However, we will receive payment of the exercise price upon any exercise of the Placement Warrants to the extent exercised on a cash basis, and any such proceeds we receive will be used to augment our working capital and for general corporate purposes. See “Use of Proceeds.”

Our common stock is traded on The NASDAQ Capital Market under the symbol “SASI.” On April 11, 2023, the last reported sale price of our common stock as reported on The NASDAQ Capital Market was $0.4679.

You should understand the risks associated with investing in our common stock. Before making an investment decision, read the section titled “Risk Factors” beginning on page 6 of this prospectus.

We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read the entire prospectus and any amendments or supplements carefully before you make an investment decision.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus is dated April 17, 2023.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed on behalf of the selling stockholders with the Securities and Exchange Commission, or the SEC, to permit the selling stockholders to sell the shares described in this prospectus in one or more transactions. The selling stockholders and the plan of distribution of the shares being offered by them are described in this prospectus in the sections titled “Selling Stockholders” and “Plan of Distribution,” respectively.

As permitted by the rules and regulations of the SEC, the registration statement of which this prospectus is a part includes additional information not contained in this prospectus. You may read the registration statement and the other reports we file with the SEC at the SEC’s web site described in the section titled “Where You Can Find More Information.”

You should rely only on the information that is contained or incorporated by reference in this prospectus. We and the selling stockholders have not authorized anyone to provide you with information that is in addition to or different from that contained or incorporated by reference in this prospectus. If anyone provides you with different or inconsistent information, you should not rely on it.

The shares offered by this prospectus are not being offered in any jurisdiction where the offer or sale of such shares is not permitted. You should not assume that the information contained or incorporated by reference in this prospectus is accurate as of any date other than the date of this prospectus or, in the case of the documents incorporated by reference, the date of such documents, regardless of the date of delivery of this prospectus or any sale of the shares offered by this prospectus. Our business, financial condition, liquidity, results of operations and prospects may have changed since those dates.

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PROSPECTUS SUMMARY

The following summary highlights selected information contained elsewhere or incorporated by reference in this prospectus. This summary is not complete and does not contain all the information that should be considered before investing in the shares offered by this prospectus. Prospective purchasers should read the entire prospectus carefully, including the more detailed information regarding our business provided in our Annual Report on Form 10-K for the fiscal year ended December 31, 2022 (the “Form 10-K”) incorporated herein by reference, the risks related to our securities discussed in the “Risk Factors” section of the Form 10-K, and our financial statements and the accompanying notes to the financial statements incorporated herein by reference.

Our Company

Summary

Sigma Additive Solutions, Inc. (“Sigma,” “we,” “us,” “our” and the “Company”) was founded by a group of scientists, engineers and businessmen to develop and commercialize novel and unique manufacturing and materials technologies. Sigma believes that some of these technologies will fundamentally redefine conventional quality assurance and process control practices by embedding them into the manufacturing processes in real time, enabling process intervention and ultimately leading to closed loop process control. The Company anticipates that its core technologies will allow its customers to combine advanced manufacturing quality assurance and process control protocols with novel materials to achieve breakthrough product potential in many industries, including aerospace, defense, oil and gas, bio-medical, and power generation.

Historically, we have generated revenues through sales, and more recently, subscription-based licensing of our PrintRite3D® technology to customers that seek to improve their manufacturing production processes, and through ongoing annual software upgrades and maintenance fees. However, 2022 was a year of significant change for our business, from our symbolic name change to the execution of a new approach to the market. We have a mission to accelerate the adoption of additive manufacturing by setting the industry standard for quality, and we have charted our path to deliver the first holistic digital quality experience for the additive industry with the following objectives:

●	Simplifying the quality experience from up to twelve disparate software licenses and multiple manual spreadsheets, to a single user experience that is holistic and integrated with production workflow.
●	Building strategic partnerships, expanding our partner ecosystem, and best ensuring success of existing customers as they move into production.
●	Offering products that are easier to use and less expensive, both for initial purchases and as expansion opportunities.
●	Attracting a strategic corporate investment partner with clear product, customer, and financial synergies.

A holistic digital quality experience connects in-process data upstream to CAD/CAM through the downstream inspection and material data. This digital quality journey begins by creating a new qualification framework for in-process data. The path to qualified parts and continued production relies on more than just melt pool monitoring; it also covers machine health, process health, and part health. Our customers require specific data for qualification and certification of parts and need a holistic approach to production quality, and further, require a way to simplify quality from 8-12 disparate software licenses and several manual spreadsheets to one user experience that is integrated into their production workflow.

In order to expand the number of OEMs distributing our technology, we launched a three-tiered OEM program directed to: (1) new OEMs without their own quality assurance or monitoring solution; (2) established OEMs with a quality monitoring offering, but who have customers with multiple printers from multiple OEMs and want a single third party quality and analytics solution with consistent quality metrics across printers, processes and materials; and (3) OEMs building open application programming interfaces, or APIs, to integrate components of Sigma’s proprietary technology with their current offerings. We are now working with OEMs on their next generation printers to offer a software-only solution that will utilize the printer’s computing infrastructure and dramatically reduce the overall cost of its technology, enabling the opportunity to move towards a software only embedded solution on every printer sold by partner OEMs. To further augment this initiative, we have also begun integrating with industry wide hardware providers, such as our recently announced relationship with a laser scanner provider.

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We began offering our current PrintRite3D integrated hardware and software solution on a subscription basis in 2022. Among other things, at present the change reduced the initial upfront cost to a new user from over $100,000 to approximately $3,000-$5,000 per month. The combination of subscription pricing and the new software-only products that can be embedded into OEM and software partner offerings are intended to make our technology more affordable to acquire and easier to bundle, distribute and support in an effort to become the industry standard.

The shift in our business model adversely affected our revenues and near-term revenue growth as we increased our focus on building strategic partnerships, expanding our partner ecosystem, and ensuring the success of our existing customers as they move into production. In 2022, we relied primarily on retrofit work while the software only products were still under development. We expect that the percentage of the Company’s revenue coming from OEMs will increase in 2023 and beyond, especially with the availability of a software-only product as we work to integrate into existing hardware, such as laser scanner technology and OEM’s upstream designs for next generation systems. Our ability to generate revenues in the future will depend on our ability to further commercialize and increase market presence of our traditional PrintRite3D® technology, along with our new software-only offerings that start to link industry quality together. Additionally, it will depend on whether key prospective customers continue to move from additive manufacturing prototyping to production, which our products are intended to accelerate. However, we believe these changes to our business model will contribute to faster adoption of our product by end users and will result in more predictable and profitable revenues over the longer term.

In connection with this shift, we reduced our headcount in 2022 by a net of eight employees. At December 31, 2022, our full-time headcount was twenty-five, and with a further reduction of six employees in the first quarter of 2023, our full-time headcount was 19 at March 31, 2023.

As part of our vision to build the future of connected digital quality, beginning in late 2022, we undertook an initiative to attract a strategic corporate investment partner with clear product, customer, and financial synergies to Sigma. We focused our efforts on identifying companies that connect to our long-term quality vision and offer potential synergies and product integration to accelerate market visibility and customer adoption. More recently, in March 2023 we announced that we had retained Lake Street Capital Markets as our financial advisor in connection with our consideration of a range of strategic alternatives to enhance shareholder value, including a possible strategic investment, acquisition, merger, business combination or similar transaction. There can be no assurance that this process will result in our pursuing a transaction or that any transaction, if pursued, will be completed on favorable terms, or at all.

Over the past twelve years, Sigma has invested its resources to solve the problem of in-process AM quality: melt pool analytics for the “part”, which originated a retrofit lab solution. Our prior product offering met the needs of materials scientists, but overlooked the production needs of shop floor technicians, process engineers, and operations teams. The addition of our “machine” and “process” software products for additive manufacturing will provide a holistic in-process quality base for us to connect to the broader digital quality ecosystem.

We believe the industry is evolving. Application Programming Interfaces, or APIs, are opening up, as some of our relationships with OEMs have become public. There is also a trend toward consolidation in additive manufacturing as companies align for profitability. Sigma made demonstrable progress in 2022 connecting to other products in the AM digital quality stream, and a connection to a strategic partner paired with near term execution can augment our ability to scale, support the market, and create value. Further, alignment with a strategic partner allows for common growth, vision, and funding of the Company to achieve its mission, but also provides an opportunity for other strategic relationships, including potential acquisitions that can further accelerate the execution of our digital quality vision.

Intellectual Property

We regard our patents, trademarks, domain names, trade secrets, know-how, and other intellectual property as critical to our success. We rely on a combination of patent, trademark, trade secret, other intellectual property law, confidentiality procedures, and contractual provisions with employees, partners, and others to protect the technology and other proprietary rights, information and know-how that comprise the core of our business. The tables below summarize our issued patents. We are currently prosecuting foreign and U.S. patent applications related to our IPQA® technology and rapid qualification of additive manufacturing for metal parts. There is no guarantee, however, that the patent applications will result in issued patents or that if issued, any patents will offer adequate protection under applicable law.

Sigma Additive Solutions, Inc. Patent Portfolio as of December 31, 2022
Jurisdiction	Granted	In Process	Total
US	20	17	37
PCT	-	2	2
EP	-	4	4
Germany	3	9	12
China	4	4	8
Japan	1	4	5
Korea	1	-	1
Total	29	40	69

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The Company believes that its patented PrintRite3D® technology is a significant barrier to entry to competitors attempting to replicate the Company’s strategy.

Title	Type	Patent No. or Application No.	Expiration Date
Optical Manufacturing Process Sensing and Status Indication System	US Utility	10,317,294	5/2/2035
Optical Manufacturing Process Sensing and Status Indication System	US Utility	10,520,372	3/25/2035
Optical Manufacturing Process Sensing and Status Indication System	US Utility	11,073,431	3/25/2035
Method And System for Monitoring Additive Manufacturing Processes	US Utility	9,999,924	5/11/2036
Method And System for Monitoring Additive Manufacturing Processes	US Utility	11,135,654	8/21/2035
Multi-Sensor Quality Inference and Control For Additive Manufacturing Processes	US Utility	10,786,948	4/24/2037
Multi-Sensor Quality Inference and Control For Additive Manufacturing Processes	US Utility	11,478,854	11/18/2035
Material Qualification System and Methodology	US Utility	10,226,817	4/26/2037
Material Qualification System and Methodology	China Utility	ZL201680010333.X	1/13/2036
Material Qualification System and Methodology	US Utility	11,267,047	1/13/2036
Systems And Methods for Additive Manufacturing Operations	US Utility	10,207,489	6/20/2037
Systems And Methods for Additive Manufacturing Operations	US Utility	10,717,264	12/28/2038
Layer-Based Defect Detection Using Normalized Sensor Data	US Utility	11,072,043	1/26/2040
System And Method for Additive Manufacturing	China Utility	ZL201980027059.0	2/21/2039
Photodetector Array for Additive Manufacturing Operations	German Utility	112,019,000,521	2/21/2039
Photodetector Array for Additive Manufacturing Operations	US Utility	10,786,850	2/21/2039
Photodetector Array for Additive Manufacturing Operations	US Utility	11,260,456	2/21/2039
Correction of Non-Imaging Thermal Measurement Devices	US Utility	11,260,454	3/11/2040
Systems And Methods for Measuring Radiated Thermal Energy During an Additive Manufacturing Operation	China Utility	ZL201880064101.1	8/1/2038
Systems and Methods for Measuring Radiated Thermal Energy During an Additive Manufacturing Operation	German Utility	112,018,001,597	8/1/2038
Systems and Methods for Measuring Radiated Thermal Energy During an Additive Manufacturing Operation	Japan Utility	7,024,981	8/1/2038
Systems and Methods for Measuring Radiated Thermal Energy During an Additive Manufacturing Operation	Korea Utility	10-2340573	8/1/2038
Systems and Methods for Measuring Radiated Thermal Energy During an Additive Manufacturing Operation	US Utility	10,479,020	8/1/2038
Systems and Methods for Measuring Radiated Thermal Energy During an Additive Manufacturing Operation	US Utility	11,390,035	8/1/2028
Systems and Methods for Measuring Radiated Thermal Energy During an Additive Manufacturing Operation	China Utility	ZL201980027181.8	2/21/2039
Systems and Methods for Measuring Radiated Thermal Energy During an Additive Manufacturing Operation	German Utility	112,019,000,498	2/21/2039
Systems and Methods for Measuring Radiated Thermal Energy During an Additive Manufacturing Operation	US Utility	10,639,745	2/21/2039
Methods and Systems for Quality Inference and Control for Additive Manufacturing Processes	US Utility	11,517,984	4/30/2041
Defect Identification Using Machine Learning in an Additive Manufacturing System	US Utility	11,536,671	7/30/2041

April 2020 Offering

On April 2, 2020, we entered into a securities purchase agreement with the selling stockholders and other institutional investors pursuant to which we issued and sold to the selling stockholders (the “April Offering”) (a) 493,027 shares of our common stock and so-called Pre-Funded Warrants (the “Pre-Funded Warrants”) to purchase up to 22,438 shares of our common stock under our “shelf” Registration Statement on Form S-3 (Reg. No. 333-225337, and (b) the Placement Warrants in a private placement transaction.

Corporate Information

We were incorporated as Messidor Limited in Nevada on December 23, 1985 and changed our name to Framewaves Inc. in 2001. On September 27, 2010, we changed our name from Framewaves Inc. to Sigma Labs, Inc. and on August 9, 2022, we changed our name to Sigma Additive Solutions, Inc.

Our principal executive offices are located at 3900 Paseo del Sol, Santa Fe, New Mexico 87507, and our telephone number is (505) 438-2576. Our website address is www.sigmaadditive.com, although the information on our website is not deemed to be part of this prospectus.

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The Offering

Common stock offered by the selling stockholders	1,265,896 shares(1)

Common stock offered by us	None

Common stock outstanding prior to the offering	10,498,802 shares(2)

Common Stock to be outstanding after the offering	11,764,698 shares(2)(3)

NASDAQ Capital Market Symbol	SASI

Use of proceeds	We will not receive any proceeds from the sale of the shares offered by the selling stockholders. However, we may receive up to a maximum of approximately $734,000 of gross proceeds from the exercise of the Placement Warrants by selling stockholders to the extent they are exercised on a cash basis. We expect to use any proceeds from the exercise of the Placement Warrants to augment our working capital and for general corporate purposes. No assurances can be given that all or any of the Placement Warrants will be exercised.

Risk factors	An investment in our common stock involves significant risks. See “Risk Factors” beginning on page 6, below.

(1) Consists of shares of common stock issuable upon the exercise of the Placement Warrants.

(2) As of December 31, 2022, and does not include (i) a total of 1,799,053 shares of common stock issuable upon the exercise of outstanding options having a weighted-average exercise price of $3.76 per share; (ii) a total of 3,823,279 shares of common stock issuable upon the exercise of outstanding warrants having a weighted average exercise price of $4.66 per share, (iii) a total of 87,267 shares of common stock issuable upon conversion of all of the shares of the Company’s Series D Preferred Stock based on a conversion price of $1.80 per share; (iv) a total of 61,651 shares issuable upon the conversion of all of the shares of the Company’s Series E Convertible Preferred Stock, based on a conversion price of $10.30 per share; (v) 14,568 shares of our common stock issuable upon exercise of Unit Purchase Options to acquire up to 11,206 units, at an exercise price of $17.50 per unit, consisting of 11,206 shares of common stock and warrants to purchase up to 3,362 shares of common stock at an exercise price of $16.10 per share, and (vi) 436,506 shares of our common stock reserved for issuance in connection with future awards under our 2013 stock incentive plan.

(3) Assumes the exercise of all the Placement Warrants by the selling stockholders.

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RISK FACTORS

Investing in our common stock involves material risks. Before you decide whether to purchase any shares of our common stock offered hereby, in addition to the other information contained or incorporated by reference in this prospectus, you should carefully consider the risks described under the heading “Risk Factors” in our most recent Annual Report on Form 10-K, which information is incorporated by reference in this prospectus, as such risk factors may be updated from time to time by our future filings with the SEC. If one or more of these risks materializes, our business, financial condition and results of operations may be adversely affected. In that event, the market price of our common stock could decline. The risks that are described in this prospectus or in any document that is incorporated by reference into this prospectus are not the only risks that we face. Additional risks not presently known to us or that we currently believe to be immaterial may also adversely affect our business, financial condition and results of operations.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements contained or incorporated by reference in this prospectus may include forward-looking statements that reflect our current views with respect to our research and development activities, business strategy, business plan, financial performance and other future events. These statements include forward-looking statements both with respect to us, specifically, and our industry, in general. We make these statements pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Statements that include the words “expect,” “intend,” “plan,” “believe,” “project,” “estimate,” “may,” “should,” “anticipate,” “will” and similar statements of a future or forward-looking nature identify forward-looking statements for purposes of the federal securities laws or otherwise.

All forward-looking statements involve inherent risks and uncertainties, and there are or will be important factors that could cause actual results to differ materially from those indicated in these statements. We believe that these factors include, but are not limited to, those factors referred to in the “Risk Factors” section of this prospectus, all of which you should review carefully. Please consider our forward-looking statements in light of those risks as you read this prospectus. We undertake no obligation to publicly update or review any forward-looking statement, whether because of new information, future developments or otherwise.

If one or more of these or other risks or uncertainties materializes, or if our underlying assumptions prove to be incorrect, actual results may vary materially from what we anticipate. Before purchasing any shares of our common stock, you should carefully consider all of the factors set forth or referred to in this prospectus that could cause actual results to differ.

USE OF PROCEEDS

We will not receive any proceeds from the sale of common stock offered by the selling stockholders. All proceeds from the sale of the shares will be for the accounts of the selling stockholders. The selling stockholders may sell the shares on The NASDAQ Capital Market or otherwise, at market prices prevailing at the time of sale, at prices related to the prevailing market price, or at negotiated prices. However, we will receive proceeds upon the cash exercise of the Placement Warrants. If all the Placement Warrants are exercised on a cash basis, we will receive gross proceeds of approximately $734,000. Any such proceeds will be used to augment our working capital and for general corporate purposes. There is no assurance, however, that all or any portion of the Placement Warrants will be exercised for cash or otherwise.

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The selling stockholders will pay any underwriting discounts and commissions and expenses incurred by the selling stockholders for brokerage or legal services or any other expenses incurred by the selling stockholders in disposing of the shares included in this prospectus. We will bear all other costs, fees and expenses incurred in effecting the registration of the shares covered by this prospectus, including all registration fees and fees and expenses of our counsel and accountants.

SELLING STOCKHOLDERS

Selling Stockholders Table

The shares of our common stock being offered by the selling stockholders are issuable to the selling stockholders upon exercise of the Placement Warrants. The table below sets forth the selling stockholders and other information regarding the beneficial ownership (as determined under Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder) of our common stock by each of the selling stockholders. The second column reflects the number of shares of common stock beneficially owned by the selling stockholders, including shares of common stock issuable upon the exercise of warrants held by the selling stockholders, including the Placement Warrants, without taking account of limitations on exercise of the selling stockholders’ warrants. The third column sets forth the shares of common stock being offered by this prospectus by the selling stockholders and also does not take in account limitations on exercise of the Placement Warrants. The fourth column assumes the sale of all of the shares offered by the selling stockholders pursuant to this prospectus.

Under the terms of the Placement Warrants, a selling stockholder may not exercise the Placement Warrants, to the extent such selling stockholder or any of its affiliates would beneficially own immediately following the exercise a number of shares of our common stock which would exceed 4.99% of the outstanding shares of common stock. The number of shares of common stock and the percentage of shares of common stock in the table below, do not give effect to this beneficial ownership limitation. Accordingly, the selling stockholders each disclaim beneficial ownership of more than 4.99% of our common stock before or after this offering. The selling stockholders may sell all, some or none of their shares in this offering. See “Plan of Distribution.”

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Name of Selling Stockholder	Number of Shares of Common Stock Owned Prior to this Offering	Maximum Number of Shares of Common Stock to be Sold Pursuant to this Prospectus	Number of Shares of Common Stock Owned After this Offering	Percentage of Shares of Common Stock Owned After this Offering (1)
Iroquois Master Fund Ltd. (2)	809,831	265,837	543,994	4.81%
Iroquois Capital Investment Group LLC (3)	1,426,593	683,583	743,010	6.23%
Brio Capital Master Fund Ltd.(4)	1,414,465	316,476	1,097,989	9.59%

(1)	Based on 10,498,802 shares outstanding as of December 31, 2022 and without giving effect to the beneficial ownership limitation of the Placement Warrants held by the selling stockholders.

(2)	Iroquois Capital Management L.L.C. is the investment manager of Iroquois Master Fund, Ltd. Iroquois Capital Management, LLC has voting control and investment discretion over securities held by Iroquois Master Fund. As managing members of Iroquois Capital, Kimberly Page and Richard Abbe make voting and investment decisions on behalf of Iroquois Capital Management, LLC in its capacity as investment manager to Iroquois Master Fund Ltd. As a result of the foregoing, Ms. Page and Mr. Abbe may be deemed to be beneficial owners of the securities held by Iroquois Capital Management and Iroquois Master Fund.

(3)	Richard Abbe is the managing member of Iroquois Capital Investment Group LLC. Mr. Abbe has voting control and investment discretion over securities held by Iroquois Capital Investment Group LLC. As such, Mr. Abbe may be deemed to be a beneficial owner of the securities held by Iroquois Capital Investment Group LLC. The address for Iroquois Capital Investment Group LLC is 601 Lexington Avenue, New York, New York 10022.

(4)	Shaye Hirsch, as Director of Brio Capital Master Fund Ltd., has the power to vote and dispose of the shares held by Brio Capital Master Fund Ltd. and may be deemed to be a beneficial owner of these shares. The address for Brio Capital Master Fund Ltd. is c/o Brio Capital Management LLC, 100 Merrick Road, Suite 401W, Rockville Centre, New York 11570.

Transferees, successors and donees of identified selling stockholders will not be able to use this prospectus for resales until they are named in the table above by prospectus supplement or post-effective amendment. If required, we will add transferees, successors and donees by prospectus supplement in instances where the transferee, successor or donee has acquired its shares from selling stockholders named in this prospectus after the date of this prospectus.

Relationships with Selling Stockholders

In January 2023, we issued to Brio Capital Master Fund Ltd., one of the selling stockholders, a five-year warrant to purchase up to 225,000 shares of our common stock at an initial exercise price of $0.58 a share in consideration of its conversion, in full, of the last remaining outstanding shares of our Series D Preferred Stock. Except for the foregoing transactions and the sale and purchase of our securities in the April Offering, the selling stockholders have had no position, office, or other material relationship with us or any of our affiliates within the past three years.

Information concerning the selling stockholders may change from time to time and any such changed information will be described in supplements to this prospectus if required.

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PLAN OF DISTRIBUTION

We are registering the shares of common stock issuable upon exercise of the Placement Warrants to permit the resale of such shares by the selling stockholders from time to time after the date of this prospectus. We will receive proceeds from the cash exercise of any Placement Warrants. We will not receive any of the proceeds from the sale by the selling stockholders of the shares of common stock. We will bear all fees and expenses incident to our obligation to register the shares of common stock, except underwriting discounts and selling commissions, if any, which will be borne by the selling stockholders.

The selling stockholders may sell all or a portion of the shares of common stock held by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the shares of common stock are sold through underwriters or broker-dealers, the selling stockholders will be responsible for underwriting discounts or commissions or agent’s commissions. The shares of common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions, pursuant to one or more of the following methods:

●	through the writing or settlement of options, whether such options are listed on an options exchange or otherwise;

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	short sales made after the date the Registration Statement is declared effective by the SEC;

●	broker-dealers may agree with a selling security holder to sell a specified number of such shares at a stipulated price per share;

●	a combination of any such methods of sale; and

●	any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares of common stock under Rule 144 promulgated under the Securities Act, if available, rather than under this prospectus. In addition, the selling stockholders may transfer the shares of common stock by other means not described in this prospectus. If the selling stockholders effect such transactions by selling shares of common stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling stockholders or commissions from purchasers of the shares of common stock for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the shares of common stock or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares of common stock in the course of hedging in positions they assume. The selling stockholders may also sell shares of common stock short and deliver shares of common stock, as applicable, covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling stockholders may also loan or pledge shares of common stock to broker-dealers that in turn may sell such shares.

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The selling stockholders may pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending, if necessary, the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer and donate the shares of common stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

To the extent required by the Securities Act and the rules and regulations thereunder, the selling stockholders and any broker-dealer participating in the distribution of the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the shares of common stock is made, a prospectus supplement, if required, will be distributed, which will set forth the aggregate amount of shares of common stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling stockholders and any discounts, commissions or concessions allowed or re-allowed or paid to broker-dealers.

Under the securities laws of some states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of common stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

The selling stockholders and any other person participating in such distribution will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, including, without limitation, to the extent applicable, Regulation M, which may limit the timing of purchases and sales of any of the shares of preferred stock or common stock by the selling stockholders and any other participating person. To the extent applicable, Regulation M may also restrict the ability of any person engaged in the distribution of the shares of common stock to engage in market-making activities with respect to the shares of common stock. All of the foregoing may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.

Once sold pursuant to this prospectus, the shares of common stock offered hereby will be freely tradable in the hands of persons other than our affiliates.

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DESCRIPTION OF SECURITIES

Authorized Capital Stock

As of December 31, 2022, we were authorized to issue 24,000,000 shares of common stock, $0.001 par value per share, of which 10,498,802 shares were issued and outstanding, and 10,000,000 shares of preferred stock, $0.001 par value, of which 465 shares were issued and outstanding.

Common Stock

We have one class of common stock. Holders of our common stock are entitled to one vote per share on all matters to be voted upon by stockholders and do not have cumulative voting rights in the election of directors. Holders of shares of common stock are entitled to receive on a pro rata basis such dividends, if any, as may be declared from time to time by our board of directors in its discretion from funds legally available for that use, subject to any preferential dividend rights of outstanding preferred stock. They are also entitled to share on a pro rata basis in any distribution to our common stockholders upon our liquidation, dissolution or winding up, subject to the prior rights of any outstanding preferred stock. Common stockholders do not have preemptive rights to subscribe to any additional stock issuances by us, and they do not have the right to require the redemption of their shares or the conversion of their shares into any other class of our stock. The rights, preferences and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of the holders of any series of preferred stock that we may designate and issue in the future.

Preferred Stock

Under our articles of incorporation, our board of directors has the authority, without further action by stockholders, to designate one or more series of preferred stock and to fix the voting powers, designations, preferences, limitations, restrictions and relative rights granted to or imposed upon the preferred stock, including dividend rights, conversion rights, voting rights, rights and terms of redemption, liquidation preference and sinking fund terms, any or all of which may be preferential to or greater than the rights of the common stock.

Our board of directors may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of the common stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring or preventing a change in our control and may adversely affect the market price of the common stock and the voting and other rights of the holders of common stock.

Of the authorized shares of preferred stock, 132 shares designated “Series D Preferred Stock” and 333 shares designated “Series E Preferred Stock” were issued and outstanding as of December 31, 2022. The Series D and Series E Preferred Stock had an initial stated value of $1,000 per share and $1,500 per share, respectively (the “Stated Value”). Dividends at the initial rate of 9% per annum accrue monthly and are payable in kind by the increase of the Stated Value by said amount. The holders of the Series D and Series E Preferred Stock have the right at any time to convert all or a portion of the Preferred Stock (including, without limitation, accrued and unpaid dividends and make-whole dividends through the third anniversary of the issue date) into shares of the Company’s common stock at an initial conversion rate determined by dividing the “Conversion Amount” by a current conversion price of $0.58 per share. The Conversion Amount is the sum of the Stated Value plus any other unpaid amounts payable with respect to the Series D or Series E Preferred Stock being converted plus the “Make Whole Amount” (the amount of any dividends that, but for the conversion, would have accrued at the dividend rate for the period through the third anniversary of the issue date). The conversion price is subject to adjustment for stock splits, dividends recapitalizations and similar events. In the event we sell or issue common stock or common stock equivalents at an effective price less than the conversion price of the Series D Preferred Stock, the conversion price of the Series D Preferred Stock will be reduced on a full-ratchet basis to such effective price.

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Placement Warrants

The Placement Warrants are currently exercisable for a total of 1,648,302 shares of our common stock, including the shares offered hereby and 382,406 shares issued or issuable upon exercise of the Placement Warrants that are registered for resale by the selling stockholder under the Registration Statement on Form S-3 (Reg. No. 333-239774) on file with the Securities and Exchange Commission. The Placement Warrants are exercisable at any time on or before October 7, 2025 at a current exercise price of $0.58 per share, subject to adjustment as described below.

Anti-dilution Provisions

The exercise price of the Placement Warrants, and number or shares issuable upon exercise of the Placement Warrants are subject to adjustment in the event of a stock split, reverse stock split and similar events. In the event we sell or issue common stock or common stock equivalents at an effective price less than the exercise price of the Placement Warrants, the exercise price of the Placement Warrants will be reduced on a full-ratchet basis to such effective price and the number of shares of common stock issuable on exercise of the Placement Warrants will be increased such that the number of shares issuable on exercise of the Placement Warrants will equal the quotient obtained by dividing the total exercise price of the Placement Warrants by such reduced exercise price. In January 2023, the exercise price of the Placement Warrants was reduced from $2.50 a share to the current exercise price because of our grant of stock options at an exercise price of $0.58 a share and the number of shares of our common stock issuable on exercise of the Placement Warrants increased from 382,406 to 1,648,302. The shares of common stock offered by the selling stockholders pursuant to this prospectus became issuable under the Placement Warrants by reason of such anti-dilution adjustments.

Limitations on Exercise

Subject to certain exceptions, the Placement Warrants prohibit the holder from exercising the Placement Warrants to the extent that immediately prior to or after giving effect to such exercise, the holder, together with its affiliates and other attribution parties, would own more than 4.99% of the total number of shares of our common stock then issued and outstanding, which percentage may be changed at the holder’s election to a lower percentage or a higher percentage not in excess of 9.99% upon 61 days’ notice to us.

Fundamental Transactions

The Placement Warrants prohibit us from entering into specified transactions involving a change of control, unless the successor entity assumes all of our obligations under the Placement Warrants in a written agreement before the transaction is completed. At the election of the holder, the Placement Warrants are subject to redemption by us in cash upon a fundamental transaction at the Black-Scholes value of the Placement Warrants.

Transfer Agent

The transfer agent and registrar of our common stock is Issuer Direct Corporation. The address of our transfer agent and registrar is 1981 Murray Holladay Road, Suite 100 Salt Lake City, Utah 84117, and its telephone number is (801) 272-9294.

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Anti-Takeover Effects of Certain Provisions of Our Charter Documents

Our articles of incorporation and bylaws contain provisions that could delay or prevent changes in control or changes in our management without the consent of our board of directors. These provisions include the following:

●	a classified board of directors with three-year staggered terms, which may delay the ability of stockholders to change the membership of a majority of our board of directors;

●	no cumulative voting in the election of directors, which limits the ability of minority stockholders to elect director candidates;

●	the exclusive right of our board of directors to elect a director to fill a vacancy created by the expansion of the board of directors or the resignation, death or removal of a director, which prevents stockholders from being able to fill vacancies on our board of directors;

●	the ability of our board of directors to authorize the issuance of additional shares of preferred stock and to determine the terms of those shares, including preferences and voting rights, without stockholder approval, which could adversely affect the rights of our common stockholders or be used to deter a possible acquisition of our company;
●	the ability of our board of directors to alter our bylaws without obtaining stockholder approval;

●	the required approval of the holders of at least two-thirds of the shares entitled to vote at an election of directors to adopt, amend or repeal our bylaws or repeal the provisions of our articles of incorporation and bylaws regarding the election and removal of directors;

●	a prohibition on stockholder action by written consent, which forces stockholder action to be taken at an annual or special meeting of our stockholders;

●	the requirement that a special meeting of stockholders may be called only by the chairman of the board of directors, the chief executive officer, the president or the board of directors, which may delay the ability of our stockholders to force consideration of a proposal or to take action, including the removal of directors; and

●	advance notice procedures that stockholders must comply with in order to nominate candidates to our board of directors or to propose matters to be acted upon at a stockholders’ meeting, which may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of us.

These provisions could inhibit or prevent possible transactions that some stockholders may consider attractive.

The NASDAQ Capital Market

Our common stock is currently traded on The NASDAQ Capital Market under the symbol “SASI.”

Nevada Anti-Takeover Law and Charter and Bylaws Provisions

NRS sections 78.378 to 78.3793 provide state regulation over the acquisition of controlling interest in certain Nevada corporations unless the articles of incorporation or bylaws of the corporation provide that the provisions of these sections do not apply. This statute currently does not apply to our Company because in order for it to apply, we would need to have a specified number of Nevada residents as shareholders and to do business in Nevada directly or through an affiliate.

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LEGAL MATTERS

The validity of the common stock offered hereby has been passed upon for us by TroyGould PC, Los Angeles, California. Certain attorneys employed by TroyGould PC beneficially own shares of our common stock constituting in the aggregate less than 1% of our outstanding shares of common stock.

EXPERTS

The financial statements of Sigma Additive Solutions, Inc. as of December 31, 2022 and December 31, 2021, included in the Annual Report on Form 10-K for the year ended December 31, 2022 have been audited by Haynie & Company, an independent registered public accounting firm, as stated in its report, which is incorporated herein by reference. We have incorporated these financial statements by reference in reliance upon the report of Haynie & Company, given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-3 of which this prospectus is a part. This prospectus does not contain all of the information set forth in the registration statement, some of which is contained in exhibits to the registration statement as permitted by the rules and regulations of the SEC. Statements contained in this prospectus as to the contents of any contract, agreement or other document are summaries of the material terms of that contract, agreement or other document. With respect to each of these contracts, agreements or other documents filed or incorporated by reference as an exhibit to the registration statement, reference is made to the exhibits for a more complete description of the matter involved. The SEC maintains a website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the SEC’s website is http://www.sec.gov.

We file periodic reports and other information with the SEC. Such periodic reports and other information are available for inspection at the website of the SEC referred to above. We maintain a website http://www.sigmaadditive.com. You may access our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act with the SEC free of charge at our website as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC. The information contained on, or that may be obtained from, our website is not, and shall not be deemed to be, a part of this prospectus.

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INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” information from other documents that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is part of this prospectus. Information in this prospectus supersedes information incorporated by reference that we filed with the SEC prior to the date of this prospectus.

We incorporate by reference into this prospectus the information or documents listed below that we have filed with the SEC:

●	our Annual Report on Form 10-K for the fiscal year ended December 31, 2022 filed with the SEC on March 30, 2023;

●	our Current Reports on Form 8-K filed with the SEC on January 27, 2023, March 1, 2023, March 2, 2023, March 30, 2023 and April 13, 2023, respectively; and

●	the description of our common stock contained in our Registration Statement on Form 8-A (File No. 001-38015) filed with the SEC on February 14, 2017, including any amendment or reports filed for the purpose of updating such description.

We also incorporate by reference any future filings (other than current reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed on such form that are related to such items unless such Form 8-K expressly provides to the contrary) with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1933, as amended, including those made on or after the date of the initial filing of the registration statement of which this prospectus is a part and prior to effectiveness of such registration statement, until we file a post-effective amendment that indicates the termination of the offering of the securities made by this prospectus and will become a part of this prospectus from the date that such documents are filed with the SEC. Information in such future filings updates and supplements the information provided in this prospectus. Any statements in any such future filings will automatically be deemed to modify and supersede any information in any document we previously filed with the SEC that is incorporated or deemed to be incorporated herein by reference to the extent that statements in the later filed document modify or replace such earlier statements.

We will furnish without charge to you, on written or oral request, a copy of any or all the documents incorporated by reference, including exhibits to these documents. You should direct any requests for documents to Sigma Additive Solutions, Inc., 3900 Paseo del Sol, Santa Fe, New Mexico 87507; Telephone (505) 438-2576. Copies of the above reports may also be accessed from our website at http://www.sigmaadditive.com. We and the selling stockholders have authorized no one to provide you with any information that differs from that contained in this prospectus. Accordingly, you should not rely on any information that is not contained in this prospectus. You should not assume that the information in this prospectus is accurate as of any date other than the date of the front cover of this prospectus.

Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus will be deemed modified, superseded or replaced for purposes of this prospectus to the extent that a statement contained in this prospectus modifies, supersedes or replaces such statement.

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Sigma Additive Solutions, Inc.

Prospectus

1,265,896 Shares of Common Stock Offered by the Selling Stockholders

April 17, 2023